Exhibit 10.4

EXCLUSIVE AGREEMENT

This exclusive license agreement (“Agreement”) is dated and effective as of the date of last signature (the “Effective Date”) and is made by and between University of Louisville Research Foundation, Inc. (“ULRF”), a Kentucky 501(c)3 non-profit corporation having an office at 300 East Market Street, Suite 300, Louisville, Kentucky, 40202, as the agent of the University of Louisville (“UofL”) for licensing intellectual property owned and controlled by ULRF on behalf of UofL and Autism Diagnostic Technologies, Inc. (“Licensee”), a Delaware corporation with a principal place of business at 10422 Monticello Hill Drive, Katy, Texas, 77494. ULRF and Licensee are referred to herein, on occasion, separately as a “Party” or together as the “Parties”.

BACKGROUND

1.	ULRF was established by UofL to enter into and administer research agreements with external funding sources and to own, control, and license intellectual property on behalf of UofL in order to foster the transfer and development of technology for public benefit.

2.	Certain innovations relating to systems, methods and computer program products for classifying a brain, as described in ULRF Case Nos. 11064, 12063, 13098 and 13011 (collectively, the “Technology”), was/were developed during the course of research conducted at UofL by the individuals hereinafter listed in Section 1.5 (“Creators”).

3.	ULRF has acquired through assignment of all rights, title and interest of the Creators in the Technology and the related Licensed Patents and Licensed Copyrights, as hereinafter defined.

4.	The Parties have entered into a mutual confidentiality agreement effective August 5, 2016 (ULRF Ref. 17037-NDA) hereinafter the “Confidentiality Agreement”, for the purpose of allowing ULRF and Licensee to evaluate their respective interests in entering into this Agreement with respect to the Technology.

5.	Licensee has provided ULRF with a commercialization plan for the Technology in order to allow ULRF to evaluate Licensee’s capabilities.

6.	Development of the Technology was sponsored in part by the Wallace H. Coulter Foundation’s Translational Research Partnership Program (ULRF Ref. OGMB110749Al) and, as a consequence, this Agreement is subject to certain obligations under the sponsorship agreement.

7.	Development of the Technology was also sponsored in part by the Kentucky Science and Technology Corporation (KSTC) under Kentucky Commercialization Fund Award Agreement No. KSTC-144-401-13-061 (ULRF Ref. OGMB130263) and, as a consequence, this Agreement is subject to certain obligations under the sponsorship agreement.

8.	ULRF and Licensee desire to have the Technology developed and commercialized so that products and services resulting therefrom may be available for public use and benefit.

9.	Licensee desires to acquire, and ULRF desires to grant, a license under the Licensed Patents to make, use, sell, offer for sale, and import products, methods, and services in accordance with the terms herein.

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Now, therefore, the Parties agree as follows:

1. DEFINITIONS

1.1	“Affiliate” of Licensee (or of a Sublicensee, respectively) means any entity that, as of the applicable point in time during the term of this Agreement, directly or indirectly controls Licensee (or a Sublicensee, respectively), is controlled by Licensee (or a Sublicensee, respectively), or is under common control with Licensee (or a Sublicensee, respectively). For purposes of this definition, “control” means (a) having the actual, present capacity to elect a majority of the directors of such entity, or (b) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors of such entity.

1.2	“Change of Control” means (a) the sale of all or substantially all the assets of a Party; (b) any merger, consolidation or acquisition of a Party with, by or into another corporation, entity or person; or (c) any change in the ownership of more than fifty percent (50%) of the voting capital stock of a Party in one or more related transactions.

1.3	“Field of Use” means the field of analyzing images of a brain to assess neurological conditions.

1.4	“Funds” means all funds received by Licensee during the term of this Agreement, including but not limited to any grants, awards, payments in consideration for the issuance of equity or debt securities of Licensee, Net Sales, Sublicensing Income, or other amounts from any and all sources whatsoever.

1.5	“Creators” means: Manuel F. Casanova, M.D., Ayman S. El-Baz, Ph.D., Matthew Nitzken, Ph.D., and Ahmed Soliman.

1.6	“Licensed Copyrights” means the software, computer programs, documentation, algorithms, or other materials subject to copyright protection listed in Exhibit A, and Modifications thereto developed during the term of this Agreement and provided to Licensee by UofL or ULRF.

1.7	“Licensed Patents” means: (a) the United States and foreign patents and/or patent applications identified in Exhibit A; (b) any and all patents issuing from the foregoing; (c) any and all claims of continuation-in-part applications that claim priority to the United States patent applications identified in Exhibit A, but only where such claims are directed to inventions disclosed in the manner provided in 35 U.S.C. § 112(a) in the United States patent applications identified in Exhibit A, and such claims in any patents issuing from such continuation-in-part applications; (d) any and all foreign patent applications, foreign patents or related foreign patent documents that claim priority to the patents and/or patent applications identified in Exhibit A; and (e) any and all divisionals, continuations, reissues, reexaminations, renewals, substitutions, and extensions of the foregoing. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

1.8	“Licensed Product” means any method, process, composition, product, service, or component part thereof that would, the making, use, Sale, offer for Sale, or import of which, absent the rights granted pursuant to this Agreement, infringes, induces infringement, or contributes to infringement of a Licensed Patent or a Licensed Copyright.

1.9	“Licensed Rights” means all rights granted to Licensee under Article 2 (Grant of Rights) of this Agreement.

1.10	“Licensed Technology” means the Licensed Patents and Licensed Copyrights identified in Exhibit A.

1.11	“License Year” means a year in which this Agreement is in effect. The first License Year will begin on the Effective Date and run until December 31 of the same calendar year. Thereafter, each subsequent License Year will mean each subsequent calendar year, beginning January 1 and ending December 31, provided that the final License Year will end on the date of expiration or termination of this Agreement.

1.12	“Modifications” means changes or extensions introduced into a Licensed Copyright, which include, but are not limited to, corrections of programs errors, translations, and stylistic restructuring of software, addition or deletion of functions or enhancement of existing functions of a Licensed Copyright, changes or additions required to integrate software into other applications or to allow software to run under alternative operating systems or computer hardware configurations, and other adaptations of the software.

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1.13	“Net Sales” means the gross amount of any payments, and the fair market value of any non-cash consideration, received by Licensee, Affiliates or Sublicensees for the use, Sale or other transfer of Licensed Products, less (a) discounts or rebates actually allowed from billed amounts, (b) credits or allowances actually allowed upon claims or returns, and (c) taxes or other government charges included in amounts billed. However, in no case will Net Sales be less than ninety percent (90%) of the gross amounts received in connection with Sales.

1.14	“Non-Royalty Sublicensing Income” means the gross amount of any payments, and the fair market value of all other consideration, received by Licensee for the grant of rights under a Sublicense, excluding payments made to Licensee as a royalty based on Sales by the Sublicensee.

1.15	“Sale” means the act of selling, leasing, or otherwise transferring or providing Licensed Products for any consideration. Correspondingly, “Sell” means to make or cause to be made a Sale, and “Sold” means to have made or cause to be made a Sale.

1.16	“Sublicense” means the grant by Licensee to any third party of any license, option, first right to negotiate, or other right granted under the Licensed Rights, in whole or in part.

1.17	“Sublicensee” means any third party to whom Licensee has granted a Sublicense.

2. GRANT OF RIGHTS

2.1	Patent License. Subject to Licensee’s compliance with the terms and conditions of this Agreement, ULRF hereby grants to Licensee an exclusive, worldwide license under the Licensed Patents in the Field of Use to make, have made, use, offer for Sale, import, and Sell Licensed Products. Unless otherwise terminated pursuant to Article 15 (Termination), the term of this patent license will begin on the Effective Date and continue until the expiration of the last to expire Licensed Patents.

2.2	Copyright License. Subject to Licensee’s compliance with the terms and conditions of this Agreement, ULRF hereby grants to Licensee an exclusive, worldwide license to reproduce, display, perform, distribute and create derivative works of Licensed Copyrights in the Field of Use. Unless this Agreement is otherwise terminated pursuant to Article 15 (Termination), the term of this copyright license will begin on the Effective Date and will expire upon the latter to occur of: (a) the 20 year anniversary of the Effective Date, or (b) the expiration of the last to expire Licensed Patents.

(a)	Transfer. ULRF will provide Licensee access to the Licensed Copyright materials by internet transmission (email or ftp), CD-ROM, DVD or other expeditious means within 30 business days after the Effective Date.

(b)	Grant Forward. ULRF hereby grants to Licensee a license in the Field of Use and under the same terms and conditions as for the Licensed Copyrights to any and all derivative works created by the authors of the Licensed Copyrights which are based on the Licensed Copyrights and assigned to ULRF.

(c)	Grant Back. Any and all derivative works created by or on behalf of Licensee, a Sublicensee or Affiliate will be owned by ULRF and are hereby licensed to Licensee in the Field of Use and under the same terms and conditions as the Licensed Copyrights. Licensee will deliver to ULRF at least once per License Year a current copy of the source code and a current copy of the object code (in machine-readable form) for any derivative work based on the Licensed Copyrights. Upon termination of this Agreement for any reason, Licensee will assign to ULRF the full copyright rights to any and all such derivative works.

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2.3	Retained Rights. ULRF reserves the right, on behalf of itself and UofL, to do any one or more of the following: (a) publish any information resulting from research relating to the Technology; (b) practice the Licensed Rights for any not-for-profit purposes, including education, research, teaching, and public service; (c) make, use, and import the Technology and associated technology for educational and research purposes; and (d) allow other non-profit academic research institutions to do any one or more of the activities of the preceding clauses (a), (b), and (c) of this Section for educational and research purposes.

2.4	Government Rights. It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. These provisions also impose the obligation that Licensed Products Sold or produced in the United States be “manufactured substantially in the United States.” Licensee will ensure that all obligations under these provisions are met.

2.6	Specific Exclusions. Nothing in this Agreement is or will be construed as: (a) conferring to Licensee by implication, estoppel, or otherwise any license or rights under any patent applications, patents or copyrights of ULRF other than the rights expressly granted it in this Agreement under the Licensed Rights; or (b) an obligation to furnish to Licensee any know-how not provided in the Licensed Patents or Licensed Copyrights.

3. SUBLICENSING

3.1	Permitted Sublicensing. Subject to the requirements of Section 3.3 and for so long as Licensee remains in good standing with all terms and conditions of this Agreement, Licensee may grant Sublicenses in the Field of Use. For purposes of this Agreement, the operations of any Sublicensee under their respective Sublicense will be deemed to be the operations of Licensee, for which Licensee will be responsible. Affiliates will have no licenses under the Licensed Rights except as granted by Licensee in a Sublicense.

3.2	Required Sublicensing.

(a)	In the event that ULRF and Licensee each own an undivided interest in any Licensed Patent (a “Jointly Owned Licensed Patent”), Licensee will not attempt to separately grant a license to any third party under its rights in such Jointly Owned Licensed Patent without concurrently granting a Sublicense under ULRF’s rights in the same.

(b)	If Licensee licenses patent rights assigned to or otherwise acquired by it (“Licensee’s Patent Rights”), and it believes, in good faith, that the recipient of such license will infringe Licensed Patents in practicing Licensee’s Patent Rights, then Licensee will not separately grant a license to such recipient under Licensee’s Patent Rights without concurrently granting a Sublicense.

(c)	If Licensee is unable or unwilling to develop potential Licensed Products or to serve a market territory for which there is an organization willing to be a Sublicensee, Licensee will, at ULRF’ s request, negotiate in good faith a Sublicense with any such potential Sublicensee.

3.3	Sublicense Requirements. Any Sublicense: (a) is subject to this Agreement, (b) will not permit the grant of further sublicenses by the Sublicensee, and (c) will, as a condition of validity, expressly include the provisions of Articles 7, 8 and 10 for the benefit of ULRF and UofL.

3.4	Notice and Copy of Sublicense. Within thirty (30) days of execution of each Sublicense, or amendment thereof, Licensee will notify ULRF of such executed Sublicense or amendment and provide to ULRF an unredacted copy of such Sublicense or amendment.

3.5	License Termination. Upon termination of this Agreement for any reason, all Sublicenses will automatically terminate, unless ULRF, at its sole discretion, agrees in writing to an assignment to ULRF of any Sublicense. In the event of termination of this Agreement and if ULRF accepts assignment of any Sublicense, ULRF will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than, those rights and obligations contained in this Agreement. ULRF will have the sole right to modify each such assigned Sublicense to include all of the rights of ULRF contained in this Agreement.

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4. DILIGENCE

4.1	Best Efforts by Licensee. Licensee will use best efforts to effect introduction of Licensed Products into the commercial market as soon as possible; thereafter, and until the expiration or tennination of this Agreement, Licensee will keep Licensed Products reasonably available to the public.

4.2	Milestones. In addition to Licensee’s obligations under Section 4.1, Licensee will accomplish the diligence milestones (“Milestones”) set forth in Exhibit C. Licensee agrees that said Milestones are reasonable and that it will take all reasonable steps to meet its diligence obligations.

4.3	Licensee’s failure to perform in accordance with Sections 4.1 or 4.2 will be grounds for ULRF to terminate this Agreement pursuant to Section 15.3.

5. PAYMENTS AND ACCOUNTING

5.1	Equity Issuance. In partial consideration for the rights granted herein, and in accordance with the Stock Issuance Agreement entered into in conjunction herewith between Licensee and ULRF (attached hereto as Exhibit D), Licensee will issue to ULRF and to the Inventors, as designees of ULRF, that number of shares of common stock of Licensee that constitute eight percent (8.0%) total equity on the date of issuance. Total equity will be calculated as the total number of issued and outstanding shares assuming: (i) the conversion of all issued and outstanding securities into stock; (ii) the exercise of all issued and outstanding warrants or options; and (iii) the issuance, grant and exercise of all securities reserved for issuance pursuant to any stock option plan then in effect. Licensee agrees to provide ULRF with a copy of its capitalization table and its bylaws within forty-five (45) days of the Effective Date, as well as to provide any additional requested information regarding its capitalization to support the share calculation.

(a)	Licensee acknowledges that in accordance with UotL’s Intellectual Property Policy, certain individuals are to receive a portion of the common stock received as consideration hereunder. Licensee will issue the shares granted to ULRF under Section 5.1 directly in the names of the individuals and/or entities and in the proportions as set forth in the Stock Issuance Agreement attached hereto as Exhibit D.

5.2	Fees and Royalties. As additional consideration for the rights granted herein, Licensee will pay to ULRF the fees, royalties and other amounts specified in Exhibit B, and will reimburse ULRF for costs incurred in connection with the Licensed Patents and Licensed Copyrights as provided in Article 9.

5.3	Payment Procedures. All payments due to ULRF will be made in United States currency preferably by electronic file transfer (EFT), e.g., ACH, wire or book transfer. Bank information will be provided upon request. Alternatively, payments due to ULRF hereunder may be made by check or money order payable to “University of Louisville Research Foundation, Inc.” with reference to tax identification number 61-1029626, and remitted to the address for ULRF specified in Section 14.1. Licensee or its Sublicensees will be responsible for payments of any fees associated with the transfer or other delivery of amounts payable to ULRF hereunder.

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5.4	Calculation and Payment of Royalties. When Licensed Products are Sold for monies other than United States dollars, Royalties will first be determined in the foreign currency of the country in which the Sale was made and then converted into equivalent United States dollars. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period. Royalties will be paid to the ULRF free and clear of all foreign taxes. If any Licensed Patent, or any claim thereof, expires or is held invalid by a final decision of a court of competent jurisdiction from which no appeal can be or is taken, all obligations to pay Royalties based on such Licensed Patent, or claim, will cease as of the date of such expiration or final decision. Licensee will not, however, be relieved from paying any Royalties that accrued before such expiration or final decision or that are based on another Licensed Patent, or claim within any Licensed Patent, which is not expired, or which is not held invalid or unpatentable in such final decision.

5.5	Books and Records. Licensee will keep full, true, and accurate books of accounts containing all particulars that may be necessary for the purpose of showing (a) the amount of Royalties payable to ULRF, and (b) Licensee’s compliance with obligations under this Agreement. For six (6) years following the end of the calendar year to which they pertain, said books and the supporting data will be open, during normal business hours upon reasonable notice, to inspection and audit by an independent certified public accountant as well as an internal ULRF auditor for purposes of verifying Licensee’s Development and Royalty Reports under Article 6 and compliance in other respects with this Agreement. Such representatives will be required to hold all information in confidence except as necessary to communicate Licensee’s non-compliance with this Agreement to ULRF. The fees and expenses of the representatives performing such an examination will be borne by ULRF, provided that if an error in underpaid Royalties or other payments to ULRF of more than five percent (5%) for any calendar year is discovered, then the fees and expenses of these representatives in conducting such examination will be borne by Licensee.

5.6	Self-audit. Licensee will conduct an independent audit of Sales and Royalties at least every two (2) years if Net Sales exceed five million dollars ($5,000,000) in any given calendar year. The audit will address, at a minimum, the amount of Net Sales by or on behalf of Licensee during the audit period, the amount of funds owed to ULRF under this Agreement, and whether the amount owed has been paid to ULRF and is reflected in Licensee’s records. Licensee will submit the auditor’s report promptly to ULRF upon completion. Licensee will pay for the entire cost of the audit.

5.7	Auditing and Review of Development Records. ULRF reserves the right to audit Licensee’s records relating to the development of Licensed Products as required hereunder. Such requirements for Licensee’s record keeping and ULRF’s audit thereof will be subject to the same procedures and restrictions set forth in Section 5.5 for audit of financial records of Licensee.

5.8	Late Payments. In the event any payment due hereunder is not made when due, the payment will accrue interest, calculated at the monthly rate of one and one-half percent (1.5%), the interest being compounded on the last day of each calendar month. Each such payment when made will be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof will not negate or waive the right of ULRF to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to, termination of this Agreement as provided in Article 15.

6. DEVELOPMENT AND ROYALTY REPORTS

6.1	Development Reports. Until the first Sale occurs in the United States, Licensee will submit to ULRF a semi-annual development report (“Development Report”) within sixty (60) days of each June 30 and December 31 following the end of such six (6) month period. Development Reports will cover Licensee’s activities related to the development and testing of Licensed Products, including efforts related to obtaining necessary government approvals, if any, for marketing in the United States and foreign countries. Each Development Report will provide a sufficiently detailed summary of activities of Licensee and any Sublicensees so that ULRF may evaluate and determine Licensee’s progress in the development of Licensed Products, and in meeting Licensee’s diligence obligations under Article 4, and include at least the following: (a) summary of work completed and in progress; (b) current schedule of anticipated events and milestones, including the diligence Milestones under Article 4; (c) anticipated market introduction dates; (d) names and addresses of Sublicensees for any new Sublicenses entered into during the reporting period; (e) Sublicensees’ activities during the reporting period; and (f) description of any Non-Royalty Sublicensing Income received by Licensee. In the Development Report immediately subsequent to the first Sale by Licensee or by a Sublicensee, Licensee will report the date of such first Sale.

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6.2	Royalty Reports. After the first Sale, within sixty (60) days of each June 30 and December 31 following the end of such six (6) month period, Licensee will submit to ULRF a semi-annual royalty report (“Royalty Report”), accompanied by the corresponding Royalty payment as required in Exhibit B, Section 2. Each Royalty Report will include at least the following: (a) the volume of Licensed Products Sold (if no Sales have occurred during the report period, the Royalty Report will contain a statement to this effect); (b) gross amounts of any payments or other consideration received in connection with Sales, (c) Net Sales pursuant to Section 1.13, and the calculation of Net Sales, including all deductions taken, so that ULRF can confirm the calculation; (d) total Royalties due to ULRF; (e) description of any Non-Royalty Sublicensing Income received by Licensee; and (f) names and addresses of Sublicensees for any new Sublicenses entered into during the reporting period.

6.3	Submission of Development and Royalty Reports. All Development and Royalty Reports will be submitted electronically via email with reference to this Agreement (ULRF Ref. 17104-LA) to the UofL Office of Technology Transfer service account at thinker@louisville.edu.

7. EXCLUSIONS AND NEGATIONS OF WARRANTIES, AND LIMITATION OF LIABILITY

7.1	Negation of Warranties. ULRF provides Licensee the rights granted in this Agreement AS IS and WITH ALL FAULTS. ULRF makes no representations and extends no warranties of any kind, either express or implied. Among other things, ULRF disclaims any express or implied warranty: (a) of merchantability, or of fitness for a particular purpose; (b) of non-infringement; or (c) arising out of any course of dealing.

7.2	Intellectual Property Disclaimers. ULRF expressly disclaims any warranties concerning and makes no representations: (a) regarding the validity or scope of protection of any Licensed Patent or Licensed Copyright; or (b) that the exploitation of the Technology, Licensed Patents, or Licensed Copyrights will be successful.

7.3	No Warranties to Third Parties. Licensee will not make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any person or entity that are inconsistent with any disclaimer or limitation included in this Article.

7.4	Limitation of Liability. THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS AND UNDERLYING RESEARCH IS ASSUMED BY LICENSEE OR ANY SUBLICENSEES. IN NO EVENT WILL ULRF, UOFL, INCLUDING ITS TRUSTEES, FELLOWS, OFFICERS, EMPLOYEES, STUDENTS AND AGENTS, BE RESPONSIBLE OR LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL OR OTHER DAMAGES WHATSOEVER, OR LOST PROFITS OR OTHER ECONOMIC LOSS OR DAMAGE WITH RESPECT TO THE PRACTICE OF THE TECHNOLOGY, THE LICENSED PATENTS OR LICENSED COPYRIGHTS (INCLUDING MAKING, USING, SELLING, OFFERING TO SELL, OR IMPORTING LICENSED PRODUCTS) WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE AND PRODUCT LIABILITY), STRICT LIABILITY, CONTRACT OR OTHERWISE. THE ABOVE LIMITATIONS ON LIABILITY APPLY EVEN THOUGH ULRF, UOFL, ITS TRUSTEES, FELLOWS, OFFICERS, EMPLOYEES, STUDENTS OR AGENTS MAY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

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8. INDEMNITY AND INSURANCE

8.1	Indemnity. Licensee will indemnify, hold harmless, and defend ULRF, UofL, and its trustees, fellows, officers, employees, students, and agents from and against any and all claims, suits, losses, damage, costs, fees, and expenses (including attorneys’ fees) resulting from or arising out of the exercise of the license granted hereunder, or any Sublicense thereof, by Licensee, Affiliates or Sublicensees. This indemnification will include, but not be limited to, any product liability.

8.2	Insurance. During the Term, Licensee will obtain and maintain at all times and will require Affiliates and Sublicensees, and any subcontractors of any of the foregoing, to obtain and maintain (a) insurance for all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement; and (b) commercial general liability insurance, with limits of insurance not less than $1,000,000 per occurrence and $3,000,000 aggregate, including products liability insurance, written on an occurrence bases, from reputable and financially secure insurance carriers (having an AM. Best rating of A IX or above) to cover their respective activities. Such insurance will provide an appropriate and standard level of coverage considering the size of the company and for the product and industry, and will list ULRF, UofL, its trustees, fellows, officers, employees, students, and agents as additional insureds. Such insurance will be written to cover claims resulting from or arising out of the exercise of the licenses granted hereunder, or any Sublicense thereof, by Licensee, Affiliates or Sublicensees incurred, discovered, manifested, or made at any time during or after the expiration or termination of this Agreement. At ULRF’s request, Licensee will furnish a certificate of insurance evidencing primary coverage, indicating that ULRF and UofL have been listed as an additional insured under commercial general liability, and requiring thirty (30) days prior written notice to ULRF of cancellation or material change. All such insurance of Licensee will be primary coverage; the insurance of ULRF will be deemed to be excess and noncontributory. ULRF will notify Licensee in writing of any claim brought against ULRF in respect to which ULRF intends to invoke the provisions of this Section. Licensee will keep ULRF informed in writing and on a current basis of Licensee’s defense(s) of any known claim under this Section.

9. PATENT PROSECUTION AND MAINTENANCE

9.1	Responsibility for Licensed Patents. ULRF will prosecute and maintain the Licensed Patents, subject to Licensee’s reimbursement of ULRF’s Reimbursable Costs under Section 9.2. ULRF will have sole responsibility for retaining and instructing patent counsel, and will promptly provide Licensee with copies of all official patent office correspondence. ULRF will seek and consider comments from Licensee prior to taking any substantive prosecution action in any Licensed Patent, provided that if Licensee has not commented on such prosecution action prior to the deadline for filing a response with the relevant government patent office, ULRF will be free to respond appropriately without consideration of Licensee’s comments. ULRF will use reasonable efforts to prepare or amend any patent application within the Licensed Patents to include claims reasonably requested by Licensee to protect the Licensed Products contemplated to be Sold under this Agreement. Licensee will make all reasonable efforts to advise ULRF and its patent counsel in order to secure the broadest patent protection possible with respect to envisioned Licensed Products.

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9.2	Reimbursable Costs. Subject to Section 9.3, Licensee will reimburse ULRF for all out-of-pocket costs incurred before, on, or after the Effective Date in connection with preparing, filing, prosecuting and maintaining Licensed Patents (including, without limitation, the cost of any reexaminations, oppositions, post-grant review, inter partes review, supplemental examinations, and other patent office administrative proceedings, and their appeals) and any copyright registration for any Licensed Copyright, which have not been previously reimbursed to ULRF (“Reimbursable Costs”). If, however, one or more Licensed Patents and/or Licensed Copyrights are licensed to parties other than Licensee, any subsequently incurred Reimbursable Costs will be divided equally among the licensed parties from the effective date of each subsequently granted license agreement.

(a)	Prior Reimbursable Costs. Licensee will reimburse ULRF for all Reimbursable Costs incurred prior to the Effective Date in the amount stated in Exhibit B at such time and in such manner as stated in Exhibit B.

(b)	Ongoing Reimbursable Costs. Licensee will reimburse ULRF for all Reimbursable Costs incurred on or after the Effective Date within thirty (30) days of receipt by Licensee of invoice from ULRF for the same.

(c)	Advances. ULRF at its sole discretion, may require that Licensee deposit with ULRF a reasonable amount, as based on patent counsel’s estimate or invoice, as an advance against anticipated significant Reimbursable Costs, such as new patent application filings, maintenance fees, or annuities. Unless otherwise agreed, such funds will be applied against invoices ULRF receives in connection with such Reimbursable Costs until the funds are depleted. Upon expiration or termination of this Agreement, or at such time that no additional Reimbursable Costs are reasonably anticipated, the remaining balance, if any, will be returned to Licensee at Licensee’s written request, or at Licensee’s election, may be credited against other amounts then due and payable to ULRF hereunder.

9.3	Surrender of Rights. Licensee’s obligation to pay Reimbursable Costs will continue for so long as this Agreement remains in effect, provided that Licensee may terminate Licensee’s obligations with respect to any given patent application or patent within the Licensed Patents in any designated country upon ninety (90) days written notice to ULRF. In the event of such notice to ULRF, ULRF will undertake to curtail applicable Reimbursable Costs reimbursable by Licensee pursuant to Section 9.2. ULRF may continue prosecution and maintenance of such patent applications or patents at ULRF’s sole discretion and expense, provided that Licensee will have no further rights thereunder.

10. CONTEST OF PATENT VALIDITY

10.1	Licensee and Sublicensees must provide ULRF at least ninety (90) days prior written notice before filing any action that contests the validity of any Licensed Patent during the Term.

10.2	In the event Licensee, a Sublicensee, or an Affiliate files any action contesting the validity of any Licensed Patent, the Royalty rate applicable to Sales made during the pendency of such action will be two (2) times the Royalty rate specified in Exhibit B. Should the outcome of such contest determine that any claim of a Licensed Patent challenged is valid and would be infringed by Licensee’s or a Sublicensee’s Sales if not for the license granted by this Agreement, the applicable Royalty rate for Sales made thereafter and for the remainder of the Term will be three (3) times the Royalty rate specified in Exhibit B. In the event that Licensee, a Sublicensee, or an Affiliate contests the validity of any Licensed Patent during the Term, Licensee agrees (and will require its Sublicensees to agree) to pay to ULRF all royalties due under this Agreement during the period of challenge. For the sake of clarity, such amounts will not be paid into any escrow or other account, but directly to ULRF, and will not be refunded.

11. INFRINGEMENT

11.1	Infringement Procedure. Each Party will promptly notify the other Party if it believes a third party is infringing exclusively Licensed Rights in the Field of Use. During the term of this Agreement, Licensee may have the right to institute a suit relating to the exclusively Licensed Rights against such third party as provided in Sections 11.2 through 11.6.

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11.2	ULRF Suit. ULRF will have the first right to institute suit, and may name Licensee as a party to such suit for standing purposes. If ULRF decides to institute suit, it will notify Licensee in writing. If Licensee does not notify ULRF in writing that it desires to jointly prosecute the suit within fifteen (15) days after the date of the notice, Licensee will assign and hereby does assign to ULRF all rights, causes of action, and damages resulting from the alleged infringement. ULRF will bear the entire cost of the litigation, and from any recovery or damages derived therefrom, ULRF will first be reimbursed its out-of-pocket costs and attorney fees, and the remaining sums will be split, with seventy-five percent (75%) of such sums going to ULRF, and twenty-five percent (25%) of such sums going to Licensee. In the event that a non-cash cross license is awarded or a non-cash settlement is reached, both Parties agree to negotiate appropriate compensation in good faith.

11.3	Joint Suit. If ULRF and Licensee so agree, they may institute suit jointly. If so, they will: (a) prosecute the suit in both their names; (b) bear the out-of-pocket costs equally; (c) share any recovery or settlement equally; and (d) agree in a separate written document how they will exercise control over the action. In the event that a non-cash cross license is awarded or a non-cash settlement is reached, both Parties agree to negotiate appropriate compensation in good faith

11.4	Licensee Suit. If ULRF elects to not pursue a suit pursuant to either of Sections 11.2 or 11.3, Licensee may institute and prosecute a suit so long as it conforms with the requirements of this Article 11 and Licensee is diligently developing or making Sales of Licensed Products. Licensee will diligently pursue the suit and will bear the entire cost of the litigation, and will indemnify ULRF for any costs, expenses, and counsel fees incurred by ULRF. Licensee will keep ULRF reasonably apprised of all developments in the suit, and will seek ULRF’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patents and/or Licensed Copyrights. Licensee will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects the interests of ULRF or UofL without ULRF’s prior written consent. ULRF may be named as a party only if: (a) Licensee’s, ULRF’s and UofL’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing; (b) ULRF is not the first named party in the action; and (c) the pleadings and any public statements about the action state that Licensee is pursuing the action and that Licensee has the right to join ULRF as a party plaintiff thereto.

11.5	Recovery. If Licensee institutes suit pursuant to Section 11.4, any recovery in excess of any unrecovered litigation costs and fees will be shared with ULRF as follows: Any recovery will be split, with seventy-five percent (75%) of such sums going to Licensee, and twenty-five (25%) of such sums going to ULRF. In the event that a non-cash cross license is awarded or a non-cash settlement is reached, both Parties agree to negotiate appropriate compensation to ULRF in good faith.

11.6	Abandonment of Suit. If either ULRF or Licensee commences a suit and thereafter intends to abandon the suit, it will give timely notice to the other Party. The other Party may continue prosecution of the suit after ULRF and Licensee agree on the sharing of expenses and any recovery in the suit.

12. DECLARATORY JUDGMENT

12.1	In the event a declaratory judgment action alleging invalidity or noninfringement of any Licensed Patent or Licensed Copyright is brought against Licensee, then ULRF, at its option and sole discretion, will have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

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13. CONFIDENTIALITY

13.1	With respect to disclosures by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) under this Agreement or under the Confidentiality Agreement identified in the above Background Section, effective August 5, 2016, the Receiving Party will, subject to Sections 13.2 and 13.3, keep any information identified as confidential by the Disclosing Party confidential using methods at least as stringent as each Party uses to protect its own confidential information. “Confidential Information” will include the negotiated terms of this Agreement as set forth in Exhibits B and C, Licensee’s Development Reports, Royalty Reports, Sublicenses, the Licensed Patents, the Licensed Copyrights, information regarding any prior/on-going/future research or the review of such research and all information concerning them and any other information marked confidential or accompanied by correspondence indicating such information is exchanged in confidence between the Parties. Except as may be authorized in advance in writing by ULRF, Licensee will grant access to ULRF’s Confidential Information only to its own employees or agents involved in research relating to the Technology and Licensee will require such employees to be bound by terms of confidentiality no less restrictive than those set forth in this Article.

13.2	The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(a)	the information was already in the Receiving Party’s possession on a non-confidential basis prior to receipt from the Disclosing Party;

(b)	the information was in the public domain by public use, general knowledge or the like, or after disclosure hereunder, becomes general or public knowledge through no fault of the Receiving Party;

(c)	was properly obtained by the Receiving Party from a third party not under a confidentiality obligation to the Disclosing Party;

(d)	is explicitly approved for release by written authorization of the Disclosing Party;

(e)	is independently developed by employees or agents of the Receiving Party who had no knowledge of or access to the Confidential Information as evidenced by the Receiving Party’s business records;

(f)	the information is subject to disclosure under ULRF’s contract with the Kentucky Science and Technology Corporation (KSTC Ref. 144-401-13-061; ULRF Ref. OGMB130263), under which the Technology was made or developed;

(g)	is required to be disclosed by law, regulation, or order of a court or other governmental authority of competent jurisdiction, including an opinion issued by the Kentucky Attorney General, which carries the force of law in Kentucky open-records cases; or

(h)	five (5) years have elapsed from the expiration of this Agreement.

13.3	ULRF will be free to release to the Creators, and to ULRF and UofL senior administrators, the terms and conditions of this Agreement upon their request. If such release if made, ULRF will inform such individuals of the confidentiality obligations set forth above and will request that such individuals not disclose such terms and conditions to others.

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14. NOTICES AND INVOICES

14.1	Notices. All notices required or permitted to be given hereunder will be effective when given in writing, with reference to this Agreement and when (a) sent by email with receipt confirmed, (b) sent by registered or certified mail, return receipt requested, or (c) by overnight courier, such as Federal Express or UPS, to the other Party at its respective address set forth below or to such other address as one Party may designate by written notice from time to time hereunder. Notices will be deemed effective when received.

If to Licensee:	Autism Diagnostic Technologies, Inc.

Attn.: Jason Pottinger, Dir. Business Development

LPH01 – 20 Bruyeres Mews

Toronto, Ontario, M5V-0G8, Canada

Email: pottingerj@hotmail.com

If to ULRF:	University of Louisville Technology Transfer

300 East Market Street, Suite 300

Louisville, KY 40202

Email: thinker@louisville.edu

Attn.: Director (with reference to ULRF Ref. 17104-LA)

14.2	Invoices. ULRF may submit invoices for any payments due in electronic from via email sent to the email address supplied by Licensee from time to time. An invoice directed to the last email address provided by Licensee to ULRF will be deemed received by Licensee when sent by ULRF.

15. TERMINATION

15.1	End of Term. This Agreement will expire, unless terminated earlier pursuant to this Article 15 (Termination), without further action by the Parties, when all Licensed Rights have terminated pursuant to Article 2 (Grant of Rights), and all obligations due to ULRF based on the exercise of such Licensed Rights have been fulfilled.

15.2	Termination by Licensee. Licensee may terminate this Agreement by providing written notice to ULRF in accordance with Section 14.1 at least ninety (90) days in advance of the effective date of termination selected by Licensee.

15.3	Termination by ULRF. If Licensee should violate or fail to perform any term or provision of this Agreement, then ULRF may give written notice of such default (“Notice of Default”) to Licensee. If Licensee should fail to repair such default within thirty (30) days of the effective date of such Notice of Default, ULRF will have the right to terminate this Agreement by a second written notice (“Notice of Termination”) to Licensee. If a Notice of Termination is sent to Licensee, this Agreement will automatically terminate on the effective date of such notice. Such termination will not relieve Licensee of Licensee’s obligation to pay any Royalty or fees owing at the time of such termination and will not impair any accrued rights of ULRF. Notices given under this Section will be subject to Section 14.1.

(a)	Notwithstanding Section 15.3, ULRF may terminate this Agreement immediately upon notice to Licensee in the event of: (a) the dissolution or insolvency, by virtue of either a deficit in net worth or the inability to pay debts as they mature, of Licensee, (b) the making of an assignment by Licensee for the benefit of its creditors, or an offer of settlement, extension, or composition to its unsecured creditors generally, or (c) the appointment of a trustee, conservator, receiver, or similar fiduciary for Licensee for substantially all of the assets of Licensee.

(b)	Notwithstanding Sections 15.3 and 15.3(a), this Agreement will terminate immediately and without notice from ULRF in the event of the filing of a petition for relief under the United States Bankruptcy Code by or against Licensee as a debtor or alleged debtor.

15.4	Consequences of Termination. Upon termination of this Agreement for any reason, nothing herein is to be construed to release either Party from any obligation that matured prior to the effective date of such termination. Licensee may, however, for one (1) year following the date of termination, Sell inventoried Licensed Products, provided that Licensee pays to ULRF Royalties thereon as required under Article 5 and submits the related reports as required under Article 6. Upon termination, Licensee will remain obligated to provide, in the form specified in Section 6.2, an accounting for and pay Royalties earned up to the date of termination and for the one (1) year period thereafter, as specified above, and any Annual Minimums prorated as of the date of termination based on the number of days elapsed in the applicable License Year. Any such payments or reports due hereunder will be sent to ULRF within thirty (30) days of termination. In the event of termination, ULRF will have no obligation to refund any royalties, fees, or other amounts paid to ULRF under this Agreement or any other agreement between the Parties.

15.5	Surviving Provisions. Surviving any termination or expiration are: (a) Licensee’s obligation to pay royalties or other amounts accrued or accruable; (b) any claim of Licensee or ULRF, accrued or to accrue, because of any breach or default by the other Party; and (c) the provisions of Articles 5, 6, 7, 8, 12, 13 and 17, Section 3.5, and any other provision that by its nature is intended to survive.

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16. ASSIGNMENT

16.1	Permitted Assignment by Licensee. Subject to Section 16.3, Licensee may assign this Agreement to their successor in interest as part of a Change of Control, provided that, if Licensee is in breach of any provision of this Agreement, Licensee must obtain ULRF’s prior written consent to such assignment.

16.2	Any Other Assignment by Licensee. Any other attempt to assign this Agreement by Licensee is null and void.

16.3	Conditions of Assignment. Prior to any assignment, the following conditions must be met: (a) Licensee must give ULRF thirty (30) days prior written notice of the assignment, including the assignee’s contact information; and (b) the assignee must agree in writing to ULRF to be bound by this Agreement.

16.4	After the Assignment. Upon a permitted assignment of this Agreement pursuant to this Article, the term “Licensee” in this Agreement will mean the assignee.

17. MISCELLANEOUS

17.1	Marking. To the extent commercially feasible, Licensee will mark all Licensed Products made, used, offered for Sale, imported, or Sold under this Agreement, or their containers, in accordance with applicable patent marking laws. Licensee will also retain in the Licensed Copyrights, and in any Modifications, the proprietary notices and legends as may be provided by ULRF from time to time and, at the request of ULRF, will promptly modify such proprietary notices and legends to conform with ULRF’s reasonable requirements.

17.2	Use of Names and Trademarks. Licensee will not, without the prior written consent of ULRF, identify ULRF, UofL, or any of their affiliated entities in any promotional statement or use the name of any Creator (with the exception of any Creators who are employed by, partners in, or consultants of Licensee) or any UofL employee or student, or any trademark, service mark, trade name, or symbol of ULRF or UofL. Notwithstanding the foregoing or anything to the contrary herein, Licensee may state that it is a licensee of ULRF with respect to the Licensed Patents; likewise, ULRF or UofL may state that the Licensed Patents are licensed to Licensee.

17.3	Entire Agreement; Amendment. This Agreement, including the attached Exhibits, constitutes the entire agreement and the understanding of the Parties with respect to the matter contained herein, and supersedes all prior communications, representations, or understandings, whether oral or written, between the Parties relating to the same. The Confidentiality Agreement identified in the above Background Section, effective August 5, 2016, is hereby superseded. This Agreement may be modified only by an instrument duly executed by authorized officials of the Parties and only if such instrument specifically states that it is an amendment to this Agreement.

17.4	Severability. In the event any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision will be curtailed, limited or deleted, but only to the extent necessary to remove such invalidity, illegality or unenforceability, and the remaining provisions are not in any way to be affected or impaired thereby. In the event such curtailment, limitation or deletion is not allowed by relevant law or if such curtailment, limitation or deletion changes any essential basis of the bargain set forth in this Agreement, the Parties agree to substitute a new provision as similar in effect to the deleted provision as may be allowed by relevant law.

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17.5	Interpretation. Any reference herein to any defined term includes both the singular and the plural, whether or not both forms are included in the reference. References to any statutes or regulations mean such statutes or regulations as amended at the time of interpretation and include any successor legislation or regulations. All references to particular Exhibits, Articles or Sections mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. Any Exhibits are hereby incorporated by reference and deemed a part of this Agreement. Unless the context otherwise requires, capitalized terms used herein will have the respective meanings specified or referred to in Article 1, or elsewhere herein. Any words not herein defined will have their ordinary meaning.

17.6	Waiver. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. None of the terms and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.

17.7	No Agency. The relationship between the Parties is that of independent contractors. Neither Party will be deemed an agent of the other in connection with the exercise of any rights hereunder, nor will either Party have any right or authority to assume or create any obligation or responsibility on behalf of the other.

17.8	Governing Law. This Agreement will be governed solely by the laws of the Commonwealth of Kentucky, without applying any law that would result in the application of a different body of law; provided that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent has been granted. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

17.9	Jurisdiction and Forum. The state courts located in the Commonwealth of Kentucky will have exclusive jurisdiction over any claim or dispute concerning or arising out of this Agreement. The Parties hereby irrevocably consent to the exclusive jurisdiction of such courts and irrevocably waive any claim of inconvenient forum; provided that, notwithstanding the foregoing, either Party will have the right to seek injunctive relief and the enforcement of judgments in any court of competent jurisdiction, no matter where located.

17.10	Compliance with Laws. This Agreement will be subject to all United States laws and regulations now or hereafter applicable to the subject matter of this Agreement. Licensee will comply with all applicable international, national, state, regional, and local laws and regulations in performing its obligations hereunder and in Licensee’s use, manufacture, Sale, offer for Sale, or import of Licensed Products. Without limitation, Licensee will observe all applicable United States and foreign laws and regulations governing the transfer to other countries of technical data related to Licensed Products, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations (EAR). Licensee will obtain, and will require Affiliates and Sublicensees to obtain, such written assurances regarding export and re-export of technical data (including Licensed Products made by use of technical data) as may be required by EAR, and any similar foreign laws or regulations, and Licensee hereby gives such written assurances as may be required under those Regulations to ULRF.

17.11	Export Controls. Licensee understands that ULRF and UofL are subject to United States laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979) controlling the export of technical data, computer software, laboratory prototypes, and other commodities, and ULRF’s obligations to Licensee under this Agreement are contingent on and subject to compliance with such laws and regulations. The transfer of certain technical data or commodities may require a license from an agency of the United States Government or written assurances by Licensee or a Sublicensee that Licensee or a Sublicensee will not export such technical data or commodities to certain foreign countries without prior approval of such agency. ULRF neither represents that such a license will not be required nor that, if required, it will be issued.

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Therefore, the Parties have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

UNIVERSITY OF LOUISVILLE RESEARCH FOUNDATION, INC.	AUTISM DIAGNOSTICS TECHNOLOGIES, INC.

/s/ T. Allen Morris	/s/ Jason Pottinger
Authorized Representative	Authorized Representative

T. Allen Morris, Director	Jason Pottinger, Director of Business Strategy
Name and title – printed or typed	Name and title – printed or typed

Date	01/31/ 2017	Date	01/30/2017

Attachments:	Exhibit A: Licensed Patents and Licensed Copyrights

Exhibit B: Fees and Royalties

Exhibit C: Diligence Milestones

Exhibit D: Stock Issuance Agreement

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EXHIBIT A – LICENSED PATENTS AND LICENSED COPYRIGHTS

Licensed Patents:

1.	U.S. Patent No. 9,230,321, “Computer Aided Diagnostic System Incorporating 3D Shape Analysis of the Brain for Identifying Developmental Brain Disorders,” issued Jan. 5, 2016 from U.S. Patent App. No. 13/834,231 (ULRF Ref. 11064-02), which claims priority to U.S. Provisional Patent App. No. 61/617,869, filed Mar. 30, 2012 (ULRF Ref. 11064-01, -02)

2.	U.S. Patent App. No. 15/233,671, “Computer Aided Diagnostic System for Mapping of Brain Images,” filed Jul. 29, 2016 (ULRF Ref. 13098-03), which claims priority to U.S. Provisional Patent App. No. 62/198,169, filed Jul. 29, 2015 (ULRF Ref. 13098-02, -03)

Licensed Copyrights:

1.	U.S. Copyright Registration No. TX-520-124 for “Mesh Diagnostic Software,” registered Apr. 6, 2012 (ULRF Ref. 12063-01)

2.	U.S. Copyright Office Case No. 1-402120627, “Brain Image Segmentation Software,” filed Sep. 23, 2016 (ULRF Ref. 13100-02)

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EXHIBIT B – FEES AND ROYALTIES

NOTICE: THIS EXHIBIT B CONTAINS FINANCIAL AND COMMERCIAL INFORMATION DEEMED BUSINESS SENSITIVE AND CONFIDENTIAL. THE PARTIES AGREE NOT TO DISCLOSE THE TERMS OF THIS EXHIBIT TO ANY THIRD PARTY WITHOUT THE WRITTEN CONSENT OF THE OTHER PARTY, EXCEPT AS NECESSARY TO ENABLE THE PARTIES TO PERFORM UNDER THIS AGREEMENT OR AS MAY BE REQUIRED AND CONTEMPLATED IN ARTICLE 13 HEREOF.

1.	License Issue Fee. In lieu of a license issue fee, Licensee will issue to ULRF shares of common stock of Licensee as provided in Section 5.1 and in accordance with the terms and conditions of the Stock Issuance Agreement, entered into by and between Licensee and ULRF on the Effective Date, and attached hereto as Exhibit D.

2.	Royalties. Licensee will pay to ULRF earned royalties (“Royalties”) at the rate of five percent (5.0%) of Net Sales for all Licensed Products Sold during the Term by Licensee, Affiliates, Sublicensees or any third party otherwise authorized by Licensee to Sell Licensed Products. Amounts owed under this Section will be paid and reported on a semi-annual basis, as described in Section 6.2.

3.	Non-Royalty Sublicensing Income. With respect to any Sublicenses granted by Licensee under Article 3, Licensee will pay to ULRF thirty percent (30%) of any Non-Royalty Sublicensing Income. Amounts owed under this Section will be paid to ULRF within thirty (30) days of Licensee’s receipt of any Non-Royalty Sublicensing Income. No payments owed under this Section will be prorated, regardless of whether or not the Sublicense is bundled with other licenses or sublicenses, without ULRF’s written consent.

4.	Annual Minimums. If total amounts actually paid under Sections 2 and 3 of this Exhibit for any License Year are less than the applicable minimum amount set forth in the following table (the “Annual Minimum”), Licensee will pay to ULRF an amount for that License Year equal to the shortfall. Such payment will be made within sixty (60) days of the end of the applicable License Year. If this Agreement expires or terminates for any reason during any year, the Annual Minimum for such License Year will be reduced pro-rata.

License Year(s) corresponding with calendar year(s)	Annual Minimum
2020	$25,000
2021-2022	$75,000
2023 and each License Year thereafter	$150,000

5.	Prior Reimbursable Costs. Licensee will reimburse ULRF in the amount of $34,273 for Reimbursable Costs incurred prior to the Effective Date according to the following schedule:

Payment Amount	Payment Due Date
$2,500	Upon execution of this Agreement
$7,929	August 1, 2017
$7,929	February 1, 2018
$7,930	August 1, 2018
$7,985	February 1, 2019

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EXHIBIT C – DILIGENCE MILESTONES

NOTICE: THIS EXHIBIT C CONTAINS COMMERCIAL AND PROPRIETARY INFORMATION DEEMED BUSINESS SENSITIVE AND CONFIDENTIAL. THE PARTIES AGREE NOT TO DISCLOSE THE TERMS OF THIS EXHIBIT TO ANY THIRD PARTY WITHOUT THE WRITTEN CONSENT OF THE OTHER PARTY, EXCEPT AS NECESSARY TO ENABLE THE PARTIES TO PERFORM UNDER THIS AGREEMENT OR AS MAY BE REQUIRED AND CONTEMPLATED IN ARTICLE 13 HEREOF.

1.	Within six (6) months of the Effective Date, Licensee will provide to ULRF documentation outlining any updates to its development plan and a timeline for obtaining any regulatory clearances required to market and Sell Licensed Products.

2.	By October 1, 2017, Licensee will obtain at least fifty thousand dollars ($50,000) in Funds (as that term is defined in Section 1.4) to support commercial development of the Licensed Rights and/or efforts toward obtaining regulatory clearances for Licensed Products.

3.	By April 1, 2018, Licensee will complete verification and validation of software for implementation of the Technology in a Licensed Product.

4.	By October 1, 2018, Licensee will develop a beta prototype for demonstration and regulatory purposes.

5.	By April 1, 2019, Licensee and/or Sublicenees will invest a minimum of two-hundred fifty thousand dollars ($250,000) toward commercial development of the Licensed Rights and/or efforts toward obtaining regulatory clearances for Licensed Products.

6.	By October 1, 2019, Licensee will submit an application to the United States Food and Drug Administration (“FDA”) to obtain 510(k), PMA or other clearance to market and sell Licensed Products in the United States.

7.	Within twelve (12) months of obtaining appropriate clearance from the FDA and by no later than July 1, 2021, whichever occurs first, Licensee or a Sublicensee will make a first Sale in the United States.

8.	After the first Sale, and throughout the remainder of the Term, Licensee or a Sublicensee will Sell at least one Licensed Product every six (6) months.

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EXHIBIT D – STOCK ISSUANCE AGREEMENT

This Stock Issuance Agreement (this “Agreement”) is made and entered into as of the date of last signature below and is made by and between Autism Diagnostic Technologies, Inc., a Delaware corporation (“Company”) and University of Louisville Research Foundation, Inc. (“ULRF”), a Kentucky 501(c)3 non-profit corporation (“ULRF”).

This Agreement implements the terms of Section 5.1 of that certain License Agreement by and between the Company and ULRF effective as of even date herewith (the “License Agreement”). Capitalized terms in this Agreement will have the meanings ascribed to such terms in the License Agreement unless provided otherwise herein.

As partial consideration for the rights granted to Company under the License Agreement, Company agrees to issue certain Shares (as defined below) to ULRF. In accordance with UofL’s Intellectual Property Policy, certain individuals are to receive a portion of the Shares received as consideration hereunder.

1. Issuance of Shares. Pursuant to Section 5.1 of the License Agreement, the Company will, within sixty (60) days of the Effective Date, issue and deliver certificates representing a total of 4,782,609 shares of common stock in the Company (the “Shares”). The Company will issue the Shares granted to ULRF hereunder directly in the name of the following individuals and/or entities and in the proportions and/or amounts set forth in the following table.

CERTIFICATE REGISTERED IN THE NAME OF:	PERCENT OF DISTRIBUTION OF TOTAL SHARES:	NUMBER OF SHARES TO BE ISSUED TO NAMED INDIVIDUAL OR ENTITY:
University of Louisville Research Foundation, Inc.	50.0%	2,391,305
Dr. Manuel F. Casanova	12.5%	597,826
Dr. Ayman S. El-Baz	12.5%	597,826
Dr. Matthew Nitzken	12.5%	597,826
Ahmed Soliman	12.5%	597,826

2. The Shares will possess all rights and privileges granted to holders of common stock as provided in the Company’s Certificate of incorporation filed with the Delaware Secretary of State on January 19, 2016 (the “Certificate”), the Company’s bylaws adopted January 25, 2016, and applicable law.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to URLF as follows as of the date hereof:

(a) Organization; Good Standing; Qualification. The Company is a corporation duly organized and validly existing under, and by virtue of, the law of the State of Delaware and is in good standing under such laws. The company has the requisite corporate power to own and operate its properties and assets, and to carry on its own business as presently conducted and as proposed to be conducted. The Company is in good standing and qualified to do business in a foreign corporation in Kentucky and every other jurisdiction where required by law.

(b) Stock. The Company has 90,000,000 shares of common stock duly authorized, of which 55,000,000 are issued and outstanding.

(c) Corporate Power. The Company has all requisite legal and corporate power and authority to enter into this Agreement, to issue and transfer the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement.

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(d) Authorization. Issuance of the Shares has been duly authorized and, within sixty (60) days of the Effective Date, will be validly issued, fully paid and nonassessable, and free of any liens, encumbrances, or security interests whatsoever; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws.

(e) Certificate; Bylaws. Within forty-five days of the Effective Date, Company will provide to ULRF a true and complete copy of the Certificate, including all amendments thereto, along with a copy of its capitalization table and bylaws.

(f) The Company has the full right, power and authority to enter into this Agreement and to make the representations and warranties contained herein, and this Agreement constitutes the valid and binding obligation of the Company enforceable in accordance with its terms.

(g) No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other person, firm or entity on the part of the Company is required in connection with the valid execution; delivery or performance of this Agreement by Company.

4. Representations and Certifications of ULRF. ULRF hereby represents and certifies to the Company as follows:

(a) Restricted Securities. ULRF understands that the Shares are characterized as “restricted securities” under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, ULRF represents that ULRF is familiar with Rule 144 of the U.S. Securities and Exchange Commission (the “SEC”), as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. ULRF understands that the Company is under no obligation to register any of the securities sold hereunder except as provided herein. ULRF understands that no public market now exists for any of the Shares and that it is uncertain whether a public market will ever exist for the Shares.

(b) Further Limitations on Disposition. Without in any way limiting the representations set forth above, ULRF further agrees not to make any disposition of all or any portion of the Shares unless and until: (i) there is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) ULRF shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and if requested by the Company, ULRF or its transferee shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the 1933 Act.

Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required for any transfer of any Shares in compliance with SEC Rule 144 or Rule 144A, or any other exemption from registration under the Securities Act of 1933.

5. Miscellaneous.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(b) This Agreement constitutes the entire agreement between the Parties with respect to the Company’s right to repurchase Restricted Stock, and this Agreement controls over and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral between the Parties with respect to such subject matter and may not be modified except by written instrument executed by the Parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, Company and ULRF have caused this Agreement to be executed by their duly authorized representatives as of the day and year indicated below.

UNIVERSITY OF LOUISVILLE RESEARCH FOUNDATION, INC.	AUTISM DIAGNOSTICS TECHNOLOGIES, INC.

/s/ T. Allen Morris	/s/ Jason Pottinger
Authorized Representative	Authorized Representative

T. Allen Morris, Director	Jason Pottinger, Director of Business Strategy
Name and title — printed or typed	Name and title — printed or typed

Date	01/31/2017	Date	01/30/2017

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